Exhibit 99.1

CC Media Holdings, Inc. Reports First Quarter 2011 Results
-Revenues increase 5%
-OIBDAN increases 20% with increases across all divisions

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San Antonio, Texas May 6, 2011…CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for the first quarter ended March 31, 2011.

First Quarter 2011 Results

CC Media Holdings’ revenues grew 5% to $1.32 billion in the first quarter of 2011 compared to $1.26 billion in the first quarter of 2010, driven by growth across its businesses from an improved advertising environment.  Revenues would have increased 4% excluding the effects of foreign exchange rates.1

•	Radio revenue increased $17 million, or 3%, compared to the first quarter of 2010 primarily from increases in local advertising.
•	Americas’ outdoor revenue increased $18 million, or 7%, compared to the first quarter of 2010, driven by revenue growth across most of the Company’s display types, particularly digital.
•
International outdoor revenue increased $23 million, or 7%, compared to the first quarter of 2010, primarily as a result of increased street furniture sales and an increase from movements in foreign exchange.  Excluding the effects of foreign exchange1, revenues were up 4%.

As a result of higher revenues coupled with smaller increases in expenses, the Company’s OIBDAN1 grew 20% compared to the first quarter of 2010. OIBDAN1 was $314 million for the first quarter of 2011 compared to $261 million for the first quarter of 2010.

The Company’s net loss in the first quarter of 2011 improved to $132 million compared to a loss of $175 million for the same period in 2010.   See Table 1 (Financial Highlights) for an analysis of the change in consolidated net loss.

“Our first quarter results reflect continued improvement in the advertising environment globally, combined with the ongoing execution of our business plan,” said Tom Casey, Executive Vice President and Chief Financial Officer.   “We generated growth in advertising revenues across our businesses, including gains in multiple markets and categories in our radio segment, as well as increased revenues across many of our outdoor markets.  These gains, combined with a disciplined approach to cost management, led to further improvement in our overall operating profit margin.  Looking ahead, we remain focused on maximizing our leadership position by driving innovation across our operations, growing market share and converting our top line performance into improved returns for our shareholders.”

Revenue, Operating Expenses, and OIBDAN by Segment

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change
Revenue1:
Radio Broadcasting	$640,345	$623,199	3%
Americas Outdoor	289,314	270,977	7%
International Outdoor	360,900	337,791	7%
Other	51,263	52,046	(2%)
Eliminations	(20,996)	(20,235)
Consolidated revenue	$1,320,826	$1,263,778	5%
Operating expenses 1,2:
Radio Broadcasting	$417,203	$429,108	(3%)
Americas Outdoor	195,690	181,755	8%
International Outdoor	315,799	305,855	3%
Other	44,458	45,778	(3%)
Eliminations	(20,996)	(20,235)
Consolidated operating expenses	$952,154	$942,261	1%
OIBDAN1:
Radio Broadcasting	$223,142	$194,091	15%
Americas Outdoor	93,624	89,222	5%
International Outdoor	45,101	31,936	41%
Other	6,805	6,268	9%
Corporate	(54,681)	(60,763)
Consolidated OIBDAN	$313,991	$260,754	20%

1 See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release.  See also the definition of OIBDAN under the Supplemental Disclosure section in this release.

2 The Company’s operating expenses include direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.  Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.

Radio Broadcasting

Radio broadcasting revenue increased $17.1 million, or 3%,  during the first quarter of 2011 compared to the same period of 2010, driven primarily by increases of $10.6 million in local advertising and $7.4 million from digital, traffic and other revenues.  The increases were partially offset by a slight decline in national advertising. The increase in local advertising revenue was primarily a result of increased average rates per minute.  Increases in advertising occurred across various markets and advertising categories including automotive, entertainment and financial services.

Overall operating expenses2 decreased $11.9 million during the first quarter of 2011 compared to the same period of 2010, primarily from an $11.7 million decline in expenses incurred in connection with the Company’s restructuring program as well as lower programming costs.   The decline was partially offset by a slight increase in legal and professional costs primarily related to the Company’s digital player initiative.

Radio broadcasting OIBDAN1 for the first quarter of 2011 increased 15% to $223 million from $194 million for the same period of 2010.   The growth in revenues, along with a reduction in expenses, drove the OIBDAN growth.

Americas Outdoor Advertising

Americas outdoor revenue increased $18.3 million compared to the first quarter of 2010, driven by revenue growth across most of its display types.  Bulletin revenues increased primarily due to digital growth driven by the increased number of digital displays.  Airport and shelter revenues increased due to higher average rates as a result of improved economic conditions.

Operating expenses2 increased $13.9 million during the first quarter of 2011 compared to the same period of 2010.  The increase was primarily a result of increased site-lease costs driven by the increase in revenue.  The Company also experienced an increase related to structure maintenance and electricity for new digital bulletins as well as existing displays, an increase in commission costs associated with the increase in revenue during 2011 and an increase in other administrative expenses.  The first quarter of 2010 included a $3.8 million favorable litigation settlement.

Americas outdoor OIBDAN1 for the first quarter of 2011 was $94 million, an increase of 5% when compared with OIBDAN of $89 million for the same period of 2010.  The growth in OIBDAN was driven by an overall improvement in business compared to 2010.

As of March 31, 2011, the Company had deployed 658 digital displays in 36 U.S. markets.   This includes 43 digital displays that were installed during the first quarter of 2011.

International Outdoor Advertising

International outdoor revenue increased $23.1 million compared to the first quarter of 2010, primarily as a result of growth in street furniture across most of the Company’s markets, particularly China and Sweden, as a result of improved economic conditions.  Revenue growth was partially offset by lower revenues in France.  Movements in foreign exchange resulted in an $8.0 million increase in revenues.

Operating expenses2 increased $9.9 million primarily attributable to higher direct production costs associated with the increase in revenue, as well as a $7.2 million increase from movements in foreign exchange.  There was also an increase of $1.9 million primarily due to increased administrative costs.  These increases were partially offset by a $2.1 million reduction in restructuring expenses and business tax related to a change in French tax law.

Led by the revenue growth from the Company’s street furniture business and an overall improvement in business compared to 2010, International outdoor OIBDAN1 for the first quarter of 2011 increased 41% to $45 million from $32 million for 2010.  Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was 39%.

Other Events

As previously reported, in June 2010 Mark P. Mays announced his decision to transition from his role as the Chief Executive Officer and President of the Company and Clear Channel Communications, Inc. (“CCU”), an indirect subsidiary of the Company, and as the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. (“CCOH”), an indirect subsidiary of the Company and CCU, to the Company’s Chairman and asked the Board of Directors of the Company to initiate a search for his replacement.  The Board has been actively searching for a replacement but, to date, has not identified a permanent successor.

Effective March 31, 2011, Mr. Mays ceased serving as the Chief Executive Officer and President of the Company and CCU and as the Chief Executive Officer of CCOH. Mr. Mays will continue to serve as the Chairman of the Board of the Company, CCU and CCOH and as an employee of the Company and CCU pursuant to the terms and conditions of his Amended and Restated Employment Agreement, effective as of June 23, 2010, by and between the Company, CCU and Mr. Mays.  A portion of Mr. Mays’ stock options were cancelled pursuant to his Amended and Restated Employment Agreement, and the Company recognized the reversal of $6.6 million of share-based compensation expense.

On March 31, 2011, the Boards of Directors of the Company, CCU and CCOH each (i) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until such time that a permanent replacement for Mr. Mays is hired and (ii) appointed Thomas W. Casey, the current Executive Vice President and Chief Financial Officer of the Company, CCU and CCOH, and Robert H. Walls, Jr., the current Executive Vice President, General Counsel and Secretary of the Company, CCU and CCOH, to also serve in such newly-created office for each of the Company, CCU and CCOH in addition to their existing offices which they will retain.

 Conference Call

CC Media Holdings, Inc. along with its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will be hosting a teleconference to discuss its results today at 9:00 a.m. Eastern Time.  The conference call number is 1-800-260-0702 and the pass code is 201692.  The teleconference will also be available via a live audio cast on the investor section of the CC Media Holdings, Inc. website, located at http://ccmediaholdings.com/.  A replay of the call will be available after the live conference call, beginning at 11:00 a.m. Eastern Time, for a period of thirty days.  The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 201692.  The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended March 31,
	2011	2010
Revenue	$1,320,826	$1,263,778
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	596,255	597,347
Selling, general and administrative expenses (excludes depreciation and amortization)	360,524	349,296
Corporate expenses (excludes depreciation and amortization)	52,347	64,496
Depreciation and amortization	183,711	181,334
Other operating income - net	16,714	3,772
Operating income	144,703	75,077
Interest expense	369,666	385,795
Equity in earnings of nonconsolidated affiliates	2,975	1,871
Other income (expense) – net	(2,036)	58,035
Loss before income taxes	(224,024)	(250,812)
Income tax benefit	92,661	71,185
Consolidated net loss	(131,363)	(179,627)
Less: amount attributable to noncontrolling interest	469	(4,213)
Net loss attributable to the Company	$(131,832)	$(175,414)

Foreign exchange movements increased the Company’s first quarter of 2011 revenue and direct operating and SG&A expenses by approximately $10 million and $8 million, respectively, compared to the same period of 2010.

Other operating income – net of $16.7 million in the first quarter of 2011 primarily related to gains on sales of radio stations, towers and proceeds received from condemnations of bulletins.

Interest expense decreased due to a decline in the weighted average cost of debt.  The Company’s weighted average cost of debt during the first quarter of 2011 was 5.9% compared to 6.2% at March 31, 2010.

Other expense – net in 2011 related to the accelerated expensing of $5.7 million of loan fees upon the prepayment of $500.0 million of the senior secured credit facilities in connection with the 9% notes offering.  This expense was partially offset by a $3.3 million foreign exchange gain on short term intercompany accounts.

The Company’s effective tax rate for the first quarter of 2011 was 41.4% and was primarily impacted by the settlement of U.S. federal and state tax examinations during the quarter as well as the Company’s ability to benefit from certain tax loss carryforwards in foreign jurisdictions as a result of increased taxable income during 2011, where the losses previously did not provide a benefit.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for March 31, 2011 and December 31, 2010 was:

(In millions)	March 31, 2011	December 31, 2010

Cash	$1,510.8	$1,920.9
Total Current Assets	$3,142.6	$3,603.2
Net Property, Plant and Equipment	$3,117.8	$3,145.6
Total Assets	$16,938.6	$17,460.4

Current Liabilities (excluding current portion of long-term debt)	$1,093.9	$1,230.8
Long-Term Debt (including current portion of long-term debt)	$20,404.2	$20,607.4
Shareholders’ Deficit	$(7,280.4)	$(7,204.7)

TABLE 3 – Total Debt

At March 31, 2011 and December 31, 2010, CC Media Holdings had total debt of:

(In millions)	March 31, 2011	December 31, 2010

Senior Secured Credit Facilities	$13,251.2	$13,741.2
Receivables Based Credit Facility	320.7	384.2
Other secured debt	6.7	4.7
Priority Guarantee Notes	1,000.0	—
Total Consolidated Secured Debt	14,578.6	14,130.1

Senior Cash Pay and Senior Toggle Notes	1,626.1	1,626.1
Clear Channel Senior Notes	2,218.6	2,911.4
Subsidiary Senior Notes	2,500.0	2,500.0
Other long-term debt	60.2	63.1
Purchase accounting adjustments and original issue discount	(579.3)	(623.3)
Total long term debt (including current portion of long-term debt)	$20,404.2	$20,607.4

The current portion of long-term debt was $405 million as of March 31, 2011.

Liquidity and Financial Position

For the quarter ended March 31, 2011, cash flow used for operating activities was $125 million, cash flow used for investing activities was $33 million, and cash flow used for financing activities was $252 million for a net decrease in cash of $410 million.  The decline in cash was driven by debt repayments, interest payments, payment of the 2010 bonus accrual and capital expenditures, partially offset by operating cash flows and the sales of radio stations and towers.

Capital expenditures for the quarter ended March 31, 2011 were approximately $64 million compared to $55 million for the quarter ended March 31, 2010.

The senior secured credit facilities currently require Clear Channel Communications, Inc. (“Clear Channel”) to comply on a quarterly basis with a financial covenant limiting the ratio of Clear Channel’s consolidated secured debt, net of cash and cash equivalents, to Clear Channel’s consolidated EBITDA3 for the preceding four quarters.  Non-compliance with the financial covenant could result in the acceleration of Clear Channel’s obligations to repay all amounts outstanding under the facilities.  The maximum ratio under this covenant is currently set at 9.5:1.  At March 31, 2011, Clear Channel’s ratio was 7.2:1 compared to 7.3:1 at March 31, 2010. 4

3Clear Channel’s consolidated EBITDA for the preceding four quarters of $1.8 billion is calculated as  operating income (loss) before depreciation, amortization, impairment charges and other operating income -net,  plus non-cash compensation, and is further adjusted for the following items: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $0.0 million; (ii) an increase of $10.0 million for cash received from nonconsolidated affiliates; (iii) an increase of $39.5 million for non-cash items; (iv) an increase of $37.7 million related to expenses incurred associated with the Company’s cost savings program; and (v) an increase of $31.9 million for various other items.

4Clear Channel’s consolidated EBITDA for the four quarters preceding March 31, 2010 of $1.7 billion is calculated as  operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense)-net,  plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $22.8 million for cash received from nonconsolidated affiliates; (iii) an increase of $42.0 million for non-cash items; (iv) an increase of $150.1 million related to expenses incurred associated with the Company’s cost savings program; and (v) an increase of $22.7 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months ended March 31, 2011 and 2010.  The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance.  This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management.  We believe this measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and net income.  It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management.  The Company believes it helps improve investors’ ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates.  In addition, the Company believes this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies.  OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs.  As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis.  A constant dollar basis (in which a foreign currency adjustment is made to show the 2011 actual foreign revenues, expenses and OIBDAN at average 2010 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expense excluding non-cash compensation expense to expenses; (vi) Corporate expense excluding non-cash compensation expense to Corporate expense; and (vii) OIBDAN to net income (loss).

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net	OIBDAN

Three Months Ended March 31, 2011
Radio Broadcasting	$157,132	$1,554	$64,456	$—	$223,142
Americas Outdoor	40,370	2,168	51,086	—	93,624
International Outdoor	(7,046)	903	51,244	—	45,101
Other	(6,480)	—	13,285	—	6,805
Other operating income – net	16,714	—	—	(16,714)	—
Corporate	(55,987)	(2,334)	3,640	—	(54,681)
Consolidated	$144,703	$2,291	$183,711	$(16,714)	$313,991

Three Months Ended March 31, 2010
Radio Broadcasting	$128,410	$1,749	$63,932	$—	$194,091
Americas Outdoor	37,741	2,030	49,451	—	89,222
International Outdoor	(20,925)	603	52,258	—	31,936
Other	(7,328)	—	13,596	—	6,268
Other operating income – net	3,772	—	—	(3,772)	—
Corporate	(66,593)	3,733	2,097	—	(60,763)
Consolidated	$75,077	$8,115	$181,334	$(3,772)	$260,754

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Consolidated Revenue	$1,320,826	$1,263,778	5%
Excluding: Foreign exchange (increase) decrease	(9,652)	—
Revenue excluding effects of foreign exchange	$1,311,174	$1,263,778	4%

Americas Outdoor revenue	$289,314	$270,977	7%
Excluding: Foreign exchange (increase) decrease	(1,690)	—
Americas Outdoor revenue excluding effects of foreign exchange	$287,624	$270,977	6%

International Outdoor revenue	$360,900	$337,791	7%
Excluding: Foreign exchange (increase) decrease	(7,962)	—
International Outdoor revenue excluding effects of foreign exchange	$352,938	$337,791	4%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Consolidated expense	$956,779	$946,643	1%
Excluding: Foreign exchange (increase) decrease	(8,499)	—
Consolidated expense excluding effects of foreign exchange	$948,280	$946,643	0%

Americas Outdoor expense	$197,858	$183,785	8%
Excluding: Foreign exchange (increase) decrease	(1,326)	—
Americas Outdoor expense excluding effects of foreign exchange	$196,532	$183,785	7%

International Outdoor expense	$316,702	$306,458	3%
Excluding: Foreign exchange (increase) decrease	(7,173)	—
International Outdoor expense excluding effects of foreign exchange	$309,529	$306,458	1%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Consolidated OIBDAN	$313,991	$260,754	20%
Excluding: Foreign exchange (increase) decrease	(1,153)	—
Consolidated OIBDAN excluding effects of foreign exchange	$312,838	$260,754	20%

Americas Outdoor OIBDAN	$93,624	$89,222	5%
Excluding: Foreign exchange (increase) decrease	(364)	—
Americas Outdoor OIBDAN excluding effects of foreign exchange	$93,260	$89,222	5%

International Outdoor OIBDAN	$45,101	$31,936	41%
Excluding: Foreign exchange (increase) decrease	(789)	—
International Outdoor OIBDAN excluding effects of foreign exchange	$44,312	$31,936	39%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change
Radio Broadcasting	$418,757	$430,857	(3%)
Less: Non-cash compensation expense	(1,554)	(1,749)
	417,203	429,108	(3%)

Americas Outdoor	197,858	183,785	8%
Less: Non-cash compensation expense	(2,168)	(2,030)
	195,690	181,755	8%

International Outdoor	316,702	306,458	3%
Less: Non-cash compensation expense	(903)	(603)
	315,799	305,855	3%

Other	44,458	45,778	(3%)
Less: Non-cash compensation expense	—	—
	44,458	45,778	(3%)

Eliminations	(20,996)	(20,235)

Plus: Non-cash compensation expense	4,625	4,382
Consolidated divisional operating expenses	$956,779	$946,643	1%

Reconciliation of Corporate Expense excluding Non-cash compensation expense to Corporate Expense

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change
Corporate Expense	$52,347	$64,496	(19%)
Less: Non-cash compensation expense	2,334	(3,733)
	$54,681	$60,763	(10%)

Reconciliation of OIBDAN to Net income (Loss)

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

OIBDAN	$313,991	$260,754	20%
Non-cash compensation expense	2,291	8,115
Depreciation and amortization	183,711	181,334
Other operating income – net	16,714	3,772
Operating income	144,703	75,077

Interest expense	369,666	385,795
Equity in earnings of nonconsolidated affiliates	2,975	1,871
Other income (expense) – net	(2,036)	58,035
Loss before income taxes	(224,024)	(250,812)
Income tax benefit	92,661	71,185
Consolidated net loss	(131,363)	(179,627)
Less: amount attributable to noncontrolling interest	469	(4,213)
Net loss attributable to the Company	$(131,832)	$(175,414)

About CC Media Holdings, Inc.

CC Media Holdings, the parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. The company's businesses include radio and outdoor displays.

For further information contact:

Media

Lisa Dollinger
Chief Communications Officer
(210) 822-2828

Investors

Randy Palmer
Director of Investor Relations
(210) 822-2828

or visit the Company’s web sites at www.clearchannel.com or www.ccmediaholdings.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings and its subsidiaries, including Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc.,  to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the use of cash flow to make payments on its indebtedness; changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.